Exhibit 99.01

OGE Energy Corp. increases 2009 earnings outlook
Company expects results to exceed the upper end of $2.30-$2.60 per share range

OKLAHOMA CITY -- OGE Energy Corp. (NYSE: OGE) announced it expects 2009 earnings to exceed the previously announced guidance of $2.30 to $2.60 per diluted share.

The primary drivers for the higher 2009 earnings expectations are:

•	Higher than previously forecasted results for the Enogex processing business
•	Colder than normal weather in December in the OG&E service area
•	Lower than previously forecasted operation and maintenance expenses at both businesses

The company continues to forecast an annual long-term earnings growth rate of 5 to 7 percent from 2009 through 2012.

OGE Energy will announce and discuss in more detail 2009 results on Feb. 18.

OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 776,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, actions of rating agencies and their impact on capital expenditures; the Company’s ability and the ability of its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of regulated accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2008.